DIANA N. ADAMS
SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 23rd day of December 2014, by and among Ambac Financial Group, Inc., a Delaware corporation (“Parent”), Ambac Assurance Corporation, a Wisconsin corporation (the “Company” and, along with Parent, the “Employer,” as applicable) and Diana N. Adams (the “Executive”).

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of Parent and the Company, and is a party to that certain Employment Agreement, dated as of April 8, 2014, with Parent and the Company (the “Employment Agreement”);

WHEREAS, the Executive and the Employer have mutually agreed that the Executive’s employment with the Employer will end at the close of business on December 31, 2014 (the “Separation Date”);

WHEREAS, the Executive and the Employer have mutually agreed that the Executive will provide certain consulting services to the Employer during the three (3) month period following the Separation Date; and

WHEREAS, Parent, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions of the Executive’s termination of employment with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Termination of Employment. At the close of business on the Separation Date, the Executive’s employment with the Employer shall terminate by mutual agreement and the Executive shall cease to hold any position as an officer or member of the board of directors (or a committee thereof) of Parent, the Company or any Company Affiliates as of the close of business on such date. For purposes of this Agreement, “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company, including without limitation, Parent and its subsidiaries.

2.Compensation Upon Termination. The Executive shall be entitled to receive the payments and benefits set forth in this Section 2.

a.The Employer shall pay to the Executive (i) the Executive’s base salary due through the Separation Date and (ii) all Accrued Benefits (as defined below), if any, to which the Executive is entitled as of the Separation Date, in each case at the time such payments are due. For purposes of this Agreement, “Accrued Benefits” means, to the extent earned or vested, (w) any compensation deferred by the Executive prior to the Separation Date and not paid by the Employer or otherwise specifically addressed by this Agreement; (x) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (y) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date and which are reimbursable in accordance with the expense reimbursement policies of the Employer; and (z) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.

b.The Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance Benefits”), subject to (x) the Executive’s initial execution of this Agreement and non-revocation of the Executive’s signature during the Revocation Period (as defined below), (y) the Executive’s timely re-execution of this Agreement on or following the Separation Date and non-revocation of the Executive’s signature during the Revocation Period; and (z) the Executive’s compliance with the restrictive covenants in Section 7 hereof:

i.a payment in the amount of $1,900,000, $1,100,000 of which shall be paid in a lump sum within 10 business days of the end of the Revocation Period that begins following the Executive’s re-execution of this Agreement, and $800,000 of which shall be paid in a lump sum after the end of the Delay Period (as defined below) required under Section 409A (as defined below), as provided in Section 6 hereof; and

ii.provided the Executive and the Executive’s eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Executive and such eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Employer as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Employer, for twelve months or, if earlier, until the date the Executive become eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage.

c.The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.

d.The Employer shall provide the Executive with the customary outplacement services provided to senior executives of the Employer whose employment terminates, which shall be provided by the Employer’s approved outplacement services vendor.

3.Consulting Services. The Executive agrees that during the three (3) month period following the Separation Date, the Executive shall serve as a consultant to the Employer and shall be reasonably available to perform services as reasonably requested by the Employer. Such services shall include, but not be limited to, assisting in a smooth leadership transition, advising on operational issues, assisting with year-end financial reporting, and such other tasks as may be assigned to the Executive by the Employer from time to time. The Executive shall perform such services on the dates and times, and at the locations, that the Employer and the Executive may from time to time reasonably agree. The Executive acknowledges and agrees that the Executive shall not receive any additional compensation for performing services as a consultant to the Employer.

4.Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for the Executive’s termination of employment hereunder shall be extremely difficult or impossible to establish or prove, and agree that the Severance Benefits shall constitute liquidated damages for the Executive’s termination of employment. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of the termination of the Executive’s employment hereunder. The Executive shall forfeit all rights to the Severance Benefits unless the Executive executes and timely re-executes this Agreement and delivers the Agreement to the Employer, and the Agreement has become irrevocable by virtue of the expiration of the applicable Revocation Period without the Agreement having been revoked. The Employer and Company Affiliates shall have no obligation to provide the Severance Benefits prior to the end of the Revocation Period that begins following the Executive’s re-execution of this Agreement. If the Executive fails to comply with the Executive’s obligations under Section 7 hereof, the Executive shall (i) forfeit outstanding equity awards, (ii) transfer the shares underlying any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in shares to Parent for no consideration and (iii) repay the after-tax amount of the Severance Benefits and any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in cash or sold.

5.No Offset. Following the Separation Date, the Executive shall be under no obligation to seek other employment and, except as otherwise expressly provided herein, there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Employer’s and Company Affiliates’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against the Executive for any reason.

6.Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Employer, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 6.

a.    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

b.    Any payments or benefits to be paid or provided hereunder upon a termination of employment that constitute deferred compensation (within the meaning of Section 409A) shall only be paid or provided if such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

c.    Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Employer from time to time), and (ii) the Employer makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Employer shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Employer shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Employer or to the extent that such benefits would otherwise have been provided by the Employer at no cost to the Executive, the Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Employer in accordance with the procedures specified herein.

d.    (A) Any amount that the Executive is entitled to be reimbursed under this Agreement shall be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

e.    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

7.Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive has had access to and has assisted in developing Employer Confidential Information and has occupied a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. For purposes of this Agreement, “Employer Confidential Information” means information known to the Executive to constitute confidential or proprietary information belonging to the Employer or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case, received by the Executive in the course of the Executive’s employment by the Employer or in connection with the Executive’s duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer operates and information or knowledge possessed by the Executive prior to her employment by the Employer, shall not be considered Employer Confidential Information. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and Company Affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Employer and Company Affiliates:

a.    Non-Disclosure. During and after the Executive’s employment with the Employer or Company Affiliates, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Employer Confidential Information other than as authorized in writing by the Employer or Company Affiliates, or otherwise, during such employment, is within the scope of the Executive’s duties with the Employer or Company Affiliates as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer. In the event the Executive is required or compelled by legal process to disclose any Employer Confidential Information, the Executive will immediately inform the Employer so that the Employer may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.

b.    Materials. The Executive will not remove, directly or indirectly through an intermediary, any Employer Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s or Company Affiliate’s premises or make copies of such materials except for normal and customary use in the Employer’s or the Company Affiliate’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of the Executive’s duties, routinely uses and stores Employer Confidential Information at home and other locations. The Executive will return to the Employer all Employer Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after the Separation Date. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

c.    No Solicitation or Hiring of Employees. During the period commencing on the date hereof and ending twelve months after the Separation Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly through an intermediary, solicit, entice, persuade or induce any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action, other than any such individual whose employment was involuntarily terminated by the Employer or any Company Affiliate) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth the Executive’s personal views about such former employee, shall not be deemed a violation of this Section 7(c).

d.    Non-Competition.

i.    During the Non-Compete Period, the Executive shall not, directly or indirectly through an intermediary, (A) solicit or encourage any client or customer of the Employer or any Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer or any Company Affiliate any existing business arrangements with the Employer or any Company Affiliate or to transfer existing business from the Employer or any Company Affiliate to any other person or entity, or (B) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which (x) competes with the Employer or any Company Affiliate or (y) is a financial institution which currently has a material relationship with the Employer or any Company Affiliate and the Executive’s role with such financial institution could involve such institution’s relationship with the Employer or Company Affiliate or the Employer’s or Company Affiliate’s investments, or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as her direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and does not otherwise violate any Employer or Company Affiliate policy applicable to the Executive. The Executive agrees that, before providing services, whether as an employee or consultant, to any financial services entity during the Non-Compete Period, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. The Executive’s provision of a copy of this Agreement to a financial services entity during the Non-Compete Period, as required by the preceding sentence, shall not constitute a violation of the Executive’s confidentiality obligations under this Section 7. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer and Company Affiliates, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

ii.    If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

e.    Compliance with Employer’s Policies. The Executive agrees to observe and comply with the policies and rules of the Employer and Company Affiliates unless such compliance is inconsistent with the terms of this Agreement.

f.    Non-Disparagement. The Executive shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Employer or any Company Affiliate, as applicable, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Employer or any Company Affiliate. The senior executives and directors of the Employer shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Executive. The foregoing shall not be violated by truthful statements by the Executive or the senior executives or directors of the Employer in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

g.    Publicity. During the Executive’s employment with the Employer, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate, and any documents or other matters to the extent legally required. If, in connection with the Executive’s termination of employment with the Employer, the Employer determines to issue a press release, the Employer agrees to consult with the Executive in good faith as to the wording of the press release.

h.    Cooperation. The parties agree that certain matters in which the Executive will be involved during the Executive’s employment with the Employer may necessitate the Executive's cooperation in the future. Accordingly, during the twenty four-month period following the Separation Date, to the extent reasonably requested by Parent or the Company, the Executive shall cooperate with the Employer, the Company Affiliates and its or their counsel, in connection with matters arising out of or relating in any way to the Executive's service to the Employer and the Company Affiliates, including information requests relating to the business or affairs of the Employer, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Employer; provided that, the Employer shall make reasonable efforts to minimize disruption of the Executive's other activities. The cooperation includes the Executive making the Executive available for reasonable periods of time upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Employer shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

i.    Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

j.    Disclosure of Material Information. The Executive hereby represents that she is not in possession of any material information concerning the business, operations or financial condition of Employer or any Company Affiliate that she has not delivered or otherwise communicated to, or that she is not certain is also possessed by, one or more other executive officers of the Parent or the Company.

8.Indemnification. The Employer shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Employer’s certificate of incorporation and bylaws, subject to applicable law.

9.Clawback/Recoupment. Any compensation paid to the Executive shall be subject to mandatory repayment by the Executive to the Company or Parent, as applicable, to the extent the Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy that is applicable to all senior executives of Parent and the Company or that is adopted to comply with any applicable law, rule or regulation, or any other requirement, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

10.General Release of Claims

a.    Consistent with Section 2(b) hereof and in consideration for and contingent upon the Executive’s receipt of the Severance Benefits set forth in Section 2(b), the Executive, for herself, her attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Parent and the Company and their past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which the Executive has or may have against any of them arising out of or in connection with the Executive’s employment by the Employer, this Agreement, the Employment Agreement, the termination of the Executive’s employment with the Employer, or any event, transaction, or matter occurring or existing on or before the date of the Executive’s signing of this Agreement, except that the Executive is not releasing any claims arising under Section 8 of this Agreement, any other right to indemnification that the Executive may otherwise have, or any claims arising after the date of the Executive’s signing this Agreement. The Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. The Executive represents and warrants that the Executive has not previously filed or joined in any such claims, demands or entitlements against the Employer or the other persons or entities released herein and that the Executive will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

b.    Section 10(a) specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by the Executive or on the Executive’s behalf in any suit, charge of discrimination, or claim against the Employer or the persons or entities released herein.

c.    The Employer and the Executive acknowledge that different or additional facts may be discovered in addition to what parties now know or believe to be true with respect to the matters released in this Section 10, and the parties agree that this Section 10 shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

d.    Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this Section 10 shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws. The Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after the Executive executes this Agreement are not waived. Likewise, nothing in this Section 10 shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover individual relief in any charge, complaint, or lawsuit filed by me or anyone on my behalf.

e.    The Executive acknowledges that the Executive has been given an opportunity of twenty-one (21) days to consider whether to sign this Agreement and that the Executive has been encouraged by the Employer to discuss fully the terms of this Agreement with legal counsel of the Executive’s own choosing. Moreover, for a period of seven (7) days following the Executive’s execution and re-execution of this Agreement (each such period, as applicable, the “Revocation Period”), the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If the Executive elects to revoke this Agreement in whole or in part within the Revocation Period, the Executive must inform the Employer by delivering a written notice of revocation to the Employer’s General Counsel, One State Street Plaza, New York, New York 10004, no later than 11:59 p.m. on the seventh calendar day after the Executive signs this Agreement. The Executive understands that, if the Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Employer and the Employer shall be relieved of all obligations to pay or provide the Severance Benefits described in Section 2(b) hereof. The Executive may, if the Executive wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and the Executive agrees that if the Executive elects to do so, the Executive’s election is made freely and voluntarily and after having an opportunity to consult counsel.

11.Notice. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

a.	If to Parent or the Company, to both:

Ambac Financial Group, Inc.
One State Street Plaza
New York, New York 10004
Attn: General Counsel

and

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attn: General Counsel

b.	If to the Executive:

Diana N. Adams
Address last shown on the Employer’s records

with a copy to

Mintz & Gold LLP
Attn: Steven W. Gold, Esq.
600 Third Avenue, 25th Floor
New York, NY 10016
Fax: (212) 696-4848
E-mail: gold@mintzandgold.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, the Employment Agreement.

14.Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 15, 16, 18, 19 and 21 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

16.Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

19.Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement will be submitted to and decided by binding arbitration in the County of New York. Arbitration will be administered exclusively by the American Arbitration Association and will be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination will be final and binding upon the parties. In the event of any claim arising out of the Company’s alleged failure to make any payments under this Agreement following any delay period required by Section 409A, the prevailing party in such dispute shall be entitled to reasonable attorneys’ fees.

20.Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.

21.Withholding. The Employer may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as will be required pursuant to any law or governmental regulation or ruling.

22.Legal Fees Incurred in Negotiating the Agreement. The Employer shall pay or the Executive shall be reimbursed for the Executive's reasonable legal fees and costs incurred in connection with this Agreement up to a maximum of $15,000. Any payment required under this Section 22 shall be made within thirty (30) days following the Separation Date but in no event later than March 15, 2015.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this agreement to be duly executed and delivered on their behalf.

AMBAC FINANCIAL GROUP, INC.

By    /s/ Stephen M. Ksenak
Stephen M. Ksenak, Senior Managing Director and General Counsel

AMBAC ASSURANCE CORPORATION

By    /s/ Stephen M. Ksenak
Stephen M. Ksenak, Senior Managing Director and General Counsel

FIRST EXECUTION

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

__/s/ Diana N. Adams______________
Diana N. Adams

SECOND EXECUTION – YOU MUST EXECUTE BETWEEN DECEMBER 31, 2014 AND JANUARY 5, 2015

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

__/s/ Diana N. Adams______________
Diana N. Adams

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